Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.455.3251

CSP Inc. Reports First-Quarter Fiscal 2016 Financial Results
LOWELL, MA, February 16, 2016 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions and high-performance Ethernet products for diverse applications, today reported financial results for the first quarter of fiscal 2016 ended December 31, 2015.

The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record February 26, 2016 payable March 11, 2016.

Management Comments

“We performed well in the first quarter of fiscal 2016, as many of the significant changes that we have made operationally and strategically to the business are beginning to have a positive effect,” said President and Chief Executive Office Victor Dellovo. “For the first quarter, revenues increased 16% year over year and net income grew to $0.07 per diluted share from a net loss per share of $0.12 a year ago.

“Our High Performance Products (HPP) division received royalty revenue for the equivalent of one and one half E-2D planes in Q1, and we expect to receive royalties from three and one half more planes in the second half of fiscal 2016. Myricom’s historical product line continues to perform ahead of our initial expectations, and the commercialization of our next-generation products is progressing well. We expect meaningful revenue from our new network adapters for the financial services market in our third fiscal quarter. Our next-generation products have the potential to expand our commercial market reach and become the primary growth driver for HPP.

“At our Technology Solutions (TS) division, we made significant progress operationally on our core strategy to increase revenues from managed services,” said Dellovo. “On a global basis, we continue to implement new processes and take actions to focus our sales force on generating sales from these higher margin offerings. We are increasing our managed services pipeline, and are beginning to close deals at a greater frequency.

“While we still have much work to do, the most significant changes to transform the business are in place, and we are now focused on the solid execution of our strategy,” said Dellovo. “We have created many opportunities for CSPi, and we are looking forward to capitalizing on our potential in fiscal 2016 and beyond.”

Financial Results

For the first quarter of fiscal 2016, revenue was $23.7 million compared with $20.4 million in the first quarter a year ago.

Gross margin for the first quarter of fiscal 2016 grew to 22% from 19% for the prior-year period due primarily to higher royalty revenues.

Exhibit 99.1

Net income for the first quarter of fiscal 2016 was $283,000, or $0.07 per diluted share, compared with a net loss of $437,000 or $0.12 per share, in the first quarter of fiscal 2015.

Cash and short-term investments decreased to $10.5 million at the end of the first quarter of fiscal 2016 from $11.2 million at the end of the fiscal year 2015. The decrease was the result of the pay down of accounts payable and accrued expenses of $700 thousand, partially offset by cash from operations.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 12:00 P.M (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9173 or 785-424-1670. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.

CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to expecting to receive royalties from three and half more planes in the second half of fiscal 2016 and expect meaningful revenue from our new network adapters for the financial services market in our third fiscal quarter. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2015	September 30, 2015
Assets
Current assets:
Cash and short-term investments	$10,531	$11,181
Accounts receivable, net	18,223	19,888
Inventories	6,182	5,749
Other current assets	3,275	3,264
Total current assets	38,211	40,082
Property, equipment and improvements, net	1,611	1,564
Other assets	5,295	5,350
Total assets	$45,117	$46,996

Liabilities and Shareholders’ Equity
Current liabilities	15,829	17,382
Pension and retirement plans	9,730	10,009
Non-current liabilities	16	15
Total Liabilities	25,575	27,406
Shareholders’ equity	19,542	19,590
Total liabilities and shareholders’ equity	$45,117	$46,996

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,
	December 31, 2015	December 31, 2014
Sales:
Product	$17,003	$15,653
Service	6,673	4,777
Total sales	23,676	20,430

Cost of Sales:
Product	14,236	13,133
Service	4,250	3,342
Total cost of sales	18,486	16,475

Gross profit	5,190	3,955

Operating expenses:
Engineering and development	799	853
Selling, general & administrative	4,048	4,023
Total operating expenses	4,847	4,876

Operating income (loss)	343	(921)

Other income (expense), net	28	(33)

Income (loss) before income taxes	371	(954)
Income tax expense (benefit)	88	(517)

Net income (loss)	$283	$(437)

Net income (loss) attributable to common stockholders	$274	$(421)

Income (loss) per share - basic	$0.08	$(0.12)
Weighted average shares outstanding - basic	3,569	3,490

Income (loss) per share - diluted	$0.07	$(0.12)
Weighted average shares outstanding - diluted	3,726	3,490